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UICI
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                                December 6, 1999



Provident American Corporation
2500 DeKalb Pike
Norristown, PA  19404-0511
Attention: Mr. Alvin Clemens

HealthAxis.com, Inc.
2500 DeKalb Pike
Norristown, PA  19404-0511
Attention:  Mr. Michael Ashker

Dear Al and Michael:

         We are obviously pleased that significant progress has been made on the documentation governing our Insurdata - HealthAxis.com merger, and I have instructed Glenn Reed and Mayer, Brown & Platt to move ahead as quickly as humanly possible to finalize the documents so that we can announce the merger.

         I write to confirm UICI's and Insurdata's support of completing an "upstream" or "downstream" combination of HealthAxis.com, Inc. and Provident American Corporation as soon as is practicable following the Insurdata-HealthAxis merger. As we discussed yesterday, our support for the merger is subject to satisfaction of three conditions, as more particularly described below.

         Section 9 of the current draft of the Shareholders' Agreement between UICI and Provident American Corporation provides that UICI will have the right in its sole and absolute discretion to approve a merger, consolidation, reorganization or similar transaction involving HealthAxis and Provident American Corporation or a subsidiary of Provident American Corporation. Be advised that UICI will consent to such a merger, provided that the following conditions are satisfied:

                  1. UICI reserves the right to assess and approve in its reasonable discretion the mathematical calculation of the merger terms (e.g., calculation of the merger exchange ratio and methodology employed to calculate the merger exchange ratio).

                  2. UICI must have received an opinion of counsel or other reasonable assurance that the merger, viewed alone and together with the merger of HealthAxis and Insurdata, will be tax free to the constituent corporations and UICI; and

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Provident American Corporation
HealthAxis.com, Inc.
December 6, 1999
Page 2




                  3. UICI reserves the right to make any and all reasonable and appropriate due diligence inquiries it and its counsel deem advisable with respect to any contingent claims or residual liabilities that may reside at Provident American Corporation. In the event that UICI determines that there may be an unacceptable level of risk associated with such claims or liabilities, UICI may require that provision for such claims, contingencies and/or residual liabilities be made either
         (a) in the form of an appropriate reserve, escrow, holdback or similar arrangement or (b) by means of an appropriate indemnity with respect to such liabilities from a credit-worthy third party. In either event, UICI will be willing to set an appropriate cap on such reserve, escrow, holdback or indemnity and limit the time period during which such reserve, escrow, holdback or indemnity will be in effect.

         I hope this clarifies our position. Please feel free to contact me if you have any questions concerning any of the above.


                                     Very truly yours,

                                     UICI

                                     By:         /s/ Gregory T. Mutz
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                                                     Gregory T. Mutz
                                                     President